SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 13, 2003

Date of Report (Date of earliest event reported)

TANGRAM ENTERPRISE SOLUTIONS, INC.

(Exact name of Registrant as specified in its charter)

PENNSYLVANIA	0-15454	23-2214726
(State of other jurisdiction of incorporation)	(Commission File)	(IRS Employer Identification Number)

11000 Regency Parkway

Suite 301,

Cary, North Carolina 27511

(919) 653-6000

(Address of Principal Executive Offices)

(Former name of former address, if changed since last report)

ITEM 5. OTHER EVENTS

On February 13, 2003, Tangram Enterprise Solutions, Inc. (the “Company”) modified the terms of its $3 million unsecured revolving line of credit with Safeguard Scientifics, Inc. (“Safeguard Scientifics”) and its $1.2 million unsecured non-interest bearing Promissory Notes to TBBH Investments Europe AG (“TBBH”) (the successor in interest to Axial Technology Holding AG).

Under the terms of the new agreement, the Company has issued to Safeguard Delaware, Inc., a wholly owned subsidiary of Safeguard Scientifics (“Safeguard Delaware”) a new $1.35 million unsecured variable rate Revolving Note (the “Revolving Note”) and a $650,000 unsecured variable rate Demand Note (the “Safeguard Demand Note”) (described below). The Revolving Note and the Safeguard Demand Note replace the previously existing $3 million unsecured revolving line of credit, of which $1.3 million was outstanding at the time of replacement, provided to the Company by Safeguard Scientific. Amounts outstanding under the Revolving Note bear interest at an annual rate equal to the prime rate of PNC Bank, N.A. plus one percent (1%), payable quarterly in arrears on the first business day of January, April, July and October. The Company may from time to time borrow, repay and reborrow up to $1.35 million outstanding under the Revolving Note through February 13, 2004, at which time the Revolving Note may be renewed by Safeguard Delaware at its sole discretion. Safeguard Delaware is required to notify the Company by November 13, 2003, whether or not Safeguard Delaware will renew the Revolving Note on February 13, 2004. If Safeguard Delaware determines not to renew the Revolving Note, the Company will be required to pay all outstanding principal and accrued but unpaid interest by August 13, 2004. Repayment of the Revolving Note may occur earlier in the case of a sale of all or substantially all of the assets of the Company, a business combination or upon the closing of a debt or equity offering in excess of $2.5 million.

Concurrent with the modification of the terms of the $3 million unsecured revolving line of credit with Safeguard, the Company has issued to TBBH a $1.2 million unsecured variable rate Demand Note (the “TBBH Demand Note”) in replacement of the existing $1.2 million unsecured non-interest bearing Promissory Note, of which $500,000 was due on February 13, 2003. Amounts outstanding under both the $1.2 million TBBH Demand Note and the $650,000 Safeguard Demand Note bear interest at an annual rate equal to the announced prime rate of PNC Bank, N.A. plus one percent (1%), payable quarterly in arrears on the first business day of January, April, July and October. However, interest shall accrue only on $500,000 of the principal of the TBBH Demand Note until the first anniversary of the date of the TBBH Demand Note and thereafter shall accrue interest on the entire outstanding principal. All outstanding principal and accrued but unpaid interest on each of the Safeguard Demand Note and the TBBH Demand Note is due and payable six months after the date of demand by Safeguard and/or TBBH, however, such demand shall not occur earlier then February 13, 2004. The Company is required to notify Safeguard or TBBH of the other party’s demand for payment. Except for payments made on demand by only one lender (either Safeguard or TBBH), any payments on the Demand Notes shall be made pro rata as between Safeguard and TBBH. The outstanding principal amount of the Demand Notes may be prepaid in whole or in part upon notice to Safeguard and TBBH at any time or from time to time without any prepayment penalty or premium; provided, however, that there are no amounts outstanding under the Revolving Note. Repayment of the Demand Notes may occur earlier in the case of a sale of all or substantially all of the assets of the Company, a business combination or upon the closing of a debt or equity offering in excess of $2.5 million; provided, however, that any repayment will be applied first to the repayment of the then outstanding obligations under the Revolving Note and then to the repayment of the then outstanding obligations under the Demand Notes.

A copy of the Company’s press release announcing the debt restructuring is attached as Exhibit 99.1.

ITEM 9. REGULATION FD DISCLOSURE.

On February 14, 2003, the Company issued a press release, which is attached as Exhibit 99.2, regarding its earnings report for the year ended December 31, 2002, and the fourth quarter ended December 31, 2002, and an update of the Company’s operations. Future earnings releases will be furnished under recently adopted Item 12, “Results of Operations and Financial Condition.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGRAM ENTERPRISE SOLUTIONS, INC.

Date: February 13, 2003	/s/ John N. Nelli
John N. Nelli, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

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INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Summary of Proposed Terms for Revolving Line of Credit and Demand Loan.

10.2	Revolving Note dated February 13, 2003, between the Company and Safeguard Scientifics, Inc.

10.3	Demand Note dated February 13, 2003, between the Company and Safeguard Scientifics, Inc.

10.4	Demand Note dated February 13, 2003, between the Company and TBBH Investments Europe AG.

99.1	Press Release, dated February 14, 2003, with respect to the Company’s debt restructuring.

99.2	Press Release, dated February 14, 2003, with respect to the Company’s earnings report for the years ended December 31, 2002 and the fourth quarter of 2002.

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